State of Delaware
Secretary of State
Division of Corporations
Delivered 02:00 PM 01/30/2006
FILED 02:00 PM 01/30/2006
SRV 060089756 - 4101967 FILE

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

The name of this Corporation is HELP-U-DRIVE INCORPORATED.

Its registered office in the State of Delaware is to be located at:

37046 Teal Ct
Selbyville, DE 19975 Sussex County

The registered agent in charge thereof is Ms. Jennifer Hill.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

The amount of the total stock of this corporation is authorized to issue is:

Common Stock:	One Billion Shares (1,000,000,000) with a par value of $0.000001 US.
Preferred Stock:	Twenty Million Shares (20,000,000) with a par value of $0.000001 US.

The name and mailing address of the incorporator are as follows:

Mr. Cory Heitz
3280 47th Street, Apt. 201B
Boulder, Co 80301

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 6th day of January, A.D. 2006.

BY: ____________
(Incorporator)

NAME: Cory Heitz
(Type or print)